                                                                       Exhibit 5



                           [ROPES & GRAY LETTERHEAD]


                              September 17, 1999



eMed Technologies Corporation
25 Hartwell Avenue
Lexington, Massachusetts 02421


     Re:  eMed Technologies Corporation
          -----------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form

S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,565,00 shares of Common Stock, $.01 par value (the "Shares"), of eMed Technologies Corporation, a Delaware corporation (the "Company"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company and Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette, Inc., SG Cowen Securities Corporation and Wit Capital, as representatives of the underwriters named therein.

     We have acted as counsel for the Company in connection with its proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

     Based on the foregoing, we are of the opinion that the shares have been duly authorized and, when the Shares have been issued and sold and the Company has received the consideration in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

e-Med Technologies Corporation         -2-                   September 17, 1999


     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray